Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-68855 of PMA Capital Corporation on Form S-8 of our report dated June 29, 2010, appearing in this Annual Report on Form 11-K of PMA Capital Corporation Retirement Savings Plan as of and for the year ended December 31, 2009.

/s/ ParenteBeard LLC

Harrisburg, Pennsylvania
June 29, 2010